Exhibit 99.1

For Information

Mark A. Hellerstein

Robert T. Hanley

303-861-8140

ST. MARY ANNOUNCES PRODUCTION IMPACT OF HURRICANE KATRINA

DENVER – August 30, 2005 – St. Mary Land & Exploration Company (NYSE: SM) today announced that as a result of Hurricane Katrina, approximately 21 MMCFE per day of production, net to St. Mary, was shut-in on Saturday, August 27.  Approximately 50% of the shut-in production located at the BP operated Judge Digby field near Baton Rouge, Louisiana, was put back on production today.  The Company expects that the vast majority of the remaining shut-in production will be restored in the near future, as St. Mary’s other affected properties are located west of New Orleans where minimal hurricane damage was sustained. The Company is awaiting the reopening of pipelines that service these remaining shut-in properties.

This release contains forward-looking statements within the meaning of securities laws. The words “will” and “expects” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the uncertain nature of preliminary damage assessments for Hurricane Katrina, the volatility and level of oil and natural gas prices, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, uncertainties in cash flow, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2004 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

PR 05-12

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